Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191520, 333-191521, 333-196198, 333-205903 and 333-214599), on Form S-3 (Nos. 333-196374 and 218229) and on Form S-1 (No. 333-215284) of Cancer Genetics, Inc. of our report dated October 27, 2017, relating to the financial statements of vivoPharm Pty Ltd and its 100%-owned subsidiaries, which appears in this Current Report on Form 8-K/A of Cancer Genetics, Inc.

/s/ Connect Audit & Assurance Services Pty Ltd
Melbourne, Australia

October 27, 2017